NEWS RELEASE
ROB FREDERICK	LEANNE CUNNINGHAM
VICE PRESIDENT	SENIOR VICE PRESIDENT
BROWN-FORMAN BRAND & COMMUNICATIONS	SHAREHOLDER RELATIONS OFFICER
502-774-7707	502-774-7287

BROWN-FORMAN REPORTS SOLID FIRST QUARTER RESULTS
AMIDST CONTINUED UNCERTAINTY

Louisville, KY, September 2, 2020 - Brown-Forman Corporation (NYSE: BFA, BFB) announced financial results for its first quarter of fiscal 2021 with reported net sales1 down 2% to $753 million (+3% on an underlying basis2) compared to the same prior-year period. Further, reported operating income increased 56% to $387 million (+15% on an underlying basis) and diluted earnings per share grew 73% to $0.67.

“I am very pleased with our performance at the start of this fiscal year and thankful to our 4,800 employees worldwide who made these results possible,” said Lawson Whiting, President and Chief Executive Officer. He added, “Despite being faced with significant ongoing challenges, our business performed well during the quarter though much uncertainty remains in the current environment. We believe we are well positioned to navigate the headwinds we face today and emerge from the COVID-19 environment in a stronger position.”

First Quarter of Fiscal 2021 Highlights

•	Underlying net sales grew 3% (-2% reported)

◦
The United States and developed international markets grew underlying net sales 9% (+3% reported) and 12% (+13% reported), respectively, while underlying net sales in emerging markets declined 3% (-20% reported)

◦
Jack Daniel’s family of brands underlying net sales grew 3% (-2% reported). Underlying net sales growth from Jack Daniel’s RTDs[3], Jack Daniel’s Tennessee Apple, Jack Daniel’s Tennessee Honey, and Gentleman Jack was partially offset by an unfavorable channel mix shift in Jack Daniel’s Tennessee Whiskey

◦
Premium bourbons grew underlying net sales 18% (+15% reported) driven by Woodford Reserve’s 14% underlying net sales growth (+11% reported) and sustained high double-digit underlying net sales growth from Old Forester

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The tequila portfolio grew underlying net sales 16% (flat reported) led by strong volume-driven underlying net sales growth from New Mix in Mexico and double-digit underlying net sales growth from el Jimador. Herradura’s underlying net sales declined 16% (-25% reported) as double-digit growth in the United States was more than offset by declines in Mexico

◦	Non-branded and bulk underlying net sales declined 32% (-31% reported) primarily reflecting lower demand and pricing for used barrels

First Quarter of Fiscal 2021 Brand Results

The Jack Daniel’s family of brands provided positive underlying net sales growth driven by Jack Daniel’s RTDs, the ongoing launch of Jack Daniel’s Tennessee Apple, and broad-based volume growth from Jack Daniel’s Tennessee Honey. Gentleman Jack contributed volumetric gains in the United States partially offset by unfavorable channel mix. Underlying net sales declines for Jack Daniel’s Tennessee Whiskey were driven by lower volumes in emerging markets and Travel Retail reflecting travel bans and other restrictions related to COVID-19, along with unfavorable channel mix in the United States and developed international markets due to significant restrictions in the on-premise channel.

Brown-Forman’s portfolio of premium bourbon brands, including Woodford Reserve and Old Forester, maintained their double-digit underlying net sales growth. Woodford Reserve’s gains were driven by volumetric growth in the United States, partially offset by volume declines in Travel Retail. Old Forester’s strong double-digit underlying net sales growth was powered by ongoing volumetric gains and favorable mix from the brand’s high-end expressions.

The company’s tequila brands provided strong underlying net sales growth led by higher volumes of New Mix supported by increased consumer demand in Mexico. el Jimador’s underlying net sales were fueled by higher volumes and pricing in the United States and Mexico, while Herradura’s underlying net sales decline was driven by lower volumes and unfavorable mix in Mexico, partially offset by higher prices, favorable product mix, and higher volumes in the United States.

First Quarter of Fiscal 2021 Market Results

From a geographic perspective, underlying net sales growth in the United States and our developed international markets was partially offset by declines in Travel Retail, used barrels, and emerging markets.

In the United States, underlying net sales growth was driven by:

•	expanding consumer demand for Jack Daniel’s RTDs, including the launch of new spirits-based RTDs

•	premium bourbons, led by Woodford Reserve and Old Forester

•	the ongoing launch of Jack Daniel’s Tennessee Apple

•	and Jack Daniel’s Tennessee Honey
This growth was partially offset by declines in Jack Daniel’s Tennessee Whiskey reflecting an unfavorable channel mix shift from the on-premise business due to COVID-19 related restrictions and closures in this channel.
Underlying net sales growth in our developed international markets was fueled by Jack Daniel’s RTDs, the launch of Jack Daniel’s Tennessee Apple in a number of countries, and Jack Daniel’s Tennessee Honey.

Broad-based declines registered in the company’s emerging markets were led by Russia, Southeast Asia, sub-Saharan Africa, and India, as COVID-19 driven challenges adversely impacted first quarter results. Partially offsetting these declines were underlying net sales growth in Mexico, Brazil, and Poland.

Underlying net sales results in Travel Retail continued to be significantly impacted by COVID-19 reflecting the unprecedented continuation of travel bans and other restrictions.

First Quarter of Fiscal 2021 Other P&L Items

Volumes grew 22% in the first quarter driven by New Mix, the Jack Daniel’s family of brands, and Woodford Reserve. Company-wide price/mix decreased 19% reflecting unfavorable portfolio mix with growth from lower-priced brands (New Mix & Jack Daniel’s RTDs) and unfavorable channel mix resulting from COVID-19 related restrictions in the on-premise channel.

Underlying gross profit declined 1% (-7% reported) and reported gross margin contracted 320 basis points to 61.7% driven by higher input costs and unfavorable mix primarily reflecting COVID-19 related closures in the on-premise channel and the significant increase in sales of ready-to-drink products.

The company’s investment in underlying advertising declined 34% (-33% reported) reflecting the phasing of spending, a reduction in on-premise activations, and the cancellation of consumer events and sponsorships given the current environment. The company expects advertising investments to accelerate over the balance of the fiscal year. Underlying SG&A declined 10% (-10% reported) driven by lower discretionary spend as the company maintained its cost discipline focus.

Underlying operating income increased 15% (+56% reported) driven primarily by operating expense leverage.

Diluted earnings per share increased 73% to $0.67 including an estimated $0.19 per share gain from the sale of the Canadian Mist, Early Times, and Collingwood brands and $0.08 per share benefit related to a discrete tax item recognized in the quarter.

Financial Stewardship

On July 23, 2020, the Brown-Forman Board of Directors declared a regular quarterly cash dividend of $0.1743 per share on the Class A and Class B common stock. This marks the company’s 75th consecutive year of paying and 36th year of uninterrupted increases in their regular quarterly cash dividend. The quarterly cash dividend is payable on October 1, 2020, to stockholders of record on September 4, 2020.

Fiscal Year 2021 Outlook

The company continues to face substantial uncertainty due to the rapidly evolving environment with the COVID-19 pandemic and its effect on the global economy. As a result of this ongoing uncertainty and expected volatility, the company remains unable to provide quantitative guidance for fiscal year 2021. Jane Morreau, Executive Vice President and Chief Financial Officer, added, “We believe that we continue to be in a strong financial position and that our capacity to generate solid operating cash flows remain sound, allowing us to navigate this pandemic as circumstances evolve.” As a result, the company maintains expectations to fully fund ongoing investments in the business and pay regular dividends. “Longer term, we are confident about the growth opportunities for our brands and the resilience of our business. We believe the actions we have taken solidify our foundation to continue to grow consistently as we have done for decades,” added Lawson Whiting, President and Chief Executive Officer.

Conference Call Details

Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (EDT) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EDT) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.

For 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including the Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Tennessee RTDs, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Coopers’ Craft, Herradura, New Mix, Sonoma-Cutrer, Chambord, BenRiach, GlenDronach, Slane, and Fords Gin. Brown-Forman’s brands are supported by approximately 4,800 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•	Impact of health epidemics and pandemics, including the COVID-19 pandemic, and the resulting negative economic impact and related governmental actions

•
Risks associated with being a U.S.-based company with global operations, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American spirits and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations; terrorism; and health pandemics

•	Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•
Changes in laws, regulatory measures, or governmental policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, or capital gains) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur

•
Unfavorable global or regional economic conditions, particularly related to the COVID-19 pandemic, and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; legalization of marijuana use on a more widespread basis; shifts in consumer purchase practices from traditional to e-commerce retailers; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol in significant markets

•	Production facility, aging warehouse, or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, labor, or finished goods

•	Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products

•
Competitors’ and retailers’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•	Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value

•	Counterfeiting and inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims, product tampering, contamination, or quality issues

•	Significant legal disputes and proceedings, or government investigations

•	Cyber breach or failure or corruption of key information technology systems, or failure to comply with personal data protection laws

•	Negative publicity related to our company, products, brands, marketing, executive leadership, employees, board of directors, family stockholders, operations, business performance, or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure

For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended July 31, 2019 and 2020
(Dollars in millions, except per share amounts)

	2019	2020	Change

Net sales	$766	$753	(2%)
Cost of sales	268	288	7%
Gross profit	498	465	(7%)
Advertising expenses	92	62	(33%)
Selling, general, and administrative expenses	164	148	(10%)
Gain on sale of business	—	(127)
Other expense (income), net	(6)	(5)
Operating income	248	387	56%
Non-operating postretirement expense	1	1
Interest expense, net	19	20
Income before income taxes	228	366	61%
Income taxes	42	42
Net income	$186	$324	74%

Earnings per share:
Basic	$0.39	$0.68	73%
Diluted	$0.39	$0.67	73%

Gross margin	64.9%	61.7%
Operating margin	32.4%	51.4%

Effective tax rate	18.2%	11.6%

Cash dividends per common share:
Paid	$0.1660	$0.1743

Shares (in thousands) used in the
calculation of earnings per share
Basic	477,369	478,327
Diluted	480,088	480,429

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2020	July 31, 2020
Assets:
Cash and cash equivalents	$675	$908
Accounts receivable, net	570	721
Inventories	1,685	1,741
Other current assets	335	276
Total current assets	3,265	3,646

Property, plant, and equipment, net	848	834
Goodwill	756	760
Other intangible assets	635	657
Other assets	262	294
Total assets	$5,766	$6,191

Liabilities:
Accounts payable and accrued expenses	$517	$545
Dividends payable	—	84
Accrued income taxes	30	73
Short-term borrowings	333	389
Total current liabilities	880	1,091

Long-term debt	2,269	2,316
Deferred income taxes	177	156
Accrued postretirement benefits	297	297
Other liabilities	168	181
Total liabilities	3,791	4,041

Stockholders’ equity	1,975	2,150

Total liabilities and stockholders’ equity	$5,766	$6,191

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended July 31, 2019 and 2020
(Dollars in millions)

	2019	2020

Cash provided by operating activities	$72	$91

Cash flows from investing activities:
Proceeds from sale of business	—	177
Acquisition of business, net of cash acquired	(22)	—
Additions to property, plant, and equipment	(21)	(15)
Cash provided by (used for) investing activities	(43)	162

Cash flows from financing activities:
Net change in short-term borrowings	67	55
Acquisition of treasury stock	(1)	—
Dividends paid	(79)	(83)
Other	(13)	(9)
Cash used for financing activities	(26)	(37)

Effect of exchange rate changes on cash and cash equivalents	(3)	17

Net increase in cash and cash equivalents	—	233

Cash and cash equivalents, beginning of period	307	675

Cash and cash equivalents, end of period	$307	$908

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Fiscal Year Ended
	July 31, 2020	April 30, 2020

Reported change in net sales	(2)%	1%
Foreign exchange	—%	1%
Estimated net change in distributor inventories	5%	(2)%

Underlying change in net sales	3%	—%

Reported change in gross profit	(7)%	(2)%
Estimated net change in distributor inventories	5%	(2)%

Underlying change in gross profit	(1)%	(3)%

Reported change in advertising expenses	(33)%	(3)%
Acquisitions and divestitures	(1)%	—%
Foreign exchange	—%	1%

Underlying change in advertising expenses	(34)%	(2)%

Reported change in SG&A	(10)%	—%
Acquisitions and divestitures	—%	(1)%
Foreign exchange	1%	2%

Underlying change in SG&A	(10)%	1%

Reported change in operating income	56%	(5)%
Acquisitions and divestitures	(51)%	—%
Chambord Impairment	—%	1%
Foreign exchange	(1)%	—%
Estimated net change in distributor inventories	11%	(3)%

Underlying change in operating income	15%	(6)%

Note: Totals may differ due to rounding
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Three Months Ended July 31, 2020

	% Change vs. Prior Year Period
Brand[3]	Depletions[3]		Net Sales[2]
	9-Liter	Drinks Equivalent[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
Whiskey	14%	3%	(1)%	—%	—%	5%	4%
Jack Daniel’s family of brands	15%	2%	(2)%	—%	—%	5%	3%
Jack Daniel’s Tennessee Whiskey	(7)%	(7)%	(17)%	—%	—%	7%	(10)%
Jack Daniel’s RTD and RTP	38%	38%	35%	—%	2%	—%	37%
Jack Daniel’s Tennessee Honey	17%	17%	21%	—%	(2)%	(3)%	16%
Gentleman Jack	17%	17%	17%	—%	—%	(3)%	14%
Jack Daniel’s Tennessee Fire	0%	0%	(10)%	—%	—%	7%	(3)%
Other Jack Daniel’s Whiskey Brands	157%	157%	83%	—%	(4)%	18%	97%
Woodford Reserve	15%	15%	11%	—%	—%	4%	14%
Rest of Whiskey	4%	4%	5%	—%	—%	5%	10%
Tequila	69%	12%	—%	—%	8%	8%	16%
el Jimador	3%	3%	(2)%	—%	3%	10%	11%
Herradura	(22)%	(22)%	(25)%	—%	2%	7%	(16)%
Rest of Tequila	93%	45%	38%	—%	23%	2%	63%
Wine	7%	7%	3%	—%	—%	7%	10%
Vodka	(20)%	(20)%	(27)%	—%	3%	(1)%	(24)%
Rest of Portfolio	(5)%	(5)%	38%	(4)%	(30)%	(7)%	(4)%
Non-Branded and Bulk	NM	NM	(31)%	—%	(1)%	—%	(32)%
Total Portfolio	22%	2%	(2)%	—%	—%	5%	3%
Other Brand Aggregations
American whiskey	15%	3%	(1)%	—%	—%	5%	4%
Premium bourbons	16%	16%	15%	—%	—%	4%	18%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Three Months Ended July 31, 2020

Geographic Area[3]	Net Sales[2]
	Reported	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
United States	3%	—%	5%	9%
Developed International	13%	(5)%	5%	12%
United Kingdom	46%	(25)%	2%	24%
Germany	20%	(3)%	—%	17%
Australia	29%	—%	—%	28%
France	22%	(3)%	—%	19%
Rest of Developed International	(24)%	—%	13%	(10)%
Emerging	(20)%	10%	7%	(3)%
Mexico	9%	21%	—%	29%
Poland	1%	5%	—%	6%
Russia	(33)%	6%	(11)%	(38)%
Rest of Emerging	(36)%	7%	15%	(14)%
Travel Retail	(59)%	—%	(5)%	(63)%
Non-Branded and Bulk	(31)%	(1)%	—%	(32)%
Total	(2)%	—%	5%	3%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Note 1 - Percentage growth rates are compared to prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures

Use of Non-GAAP Financial Information. We use certain financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Underlying change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “underlying” basis. We use “underlying change” for the following measures of the statements of operations: (a) underlying net sales; (b) underlying gross profit; (c) underlying advertising expenses; (d) underlying selling, general, and administrative (SG&A) expenses; (e) underlying operating income. To calculate these measures, we adjust, as applicable, for (a) acquisitions and divestitures, (b) foreign exchange, (c) estimated net changes in distributor inventories, and (d) a non-cash write-down of the Chambord brand name. We explain these adjustments below.

•
“Acquisitions and divestitures.” This adjustment removes (a) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction costs and integration costs), and (b) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods). By excluding non-comparable periods, we therefore include the effects of acquired and divested brands only to the extent that results are comparable year over year.

In fiscal 2020, we acquired 100% of the voting interests in The 86 Company, which owns Fords Gin. During the first quarter of fiscal 2021, we sold our Early Times, Canadian Mist, and Collingwood brands and related assets, which resulted in a one-time pre-tax gain of $127 million. This adjustment removes (a) transaction and integration costs related to the acquisition and divestiture, (b) operating activity for The 86 Company for the non-comparable period, which is activity in the first quarter of fiscal 2021, and (c) the gain on sale of Early Times, Canadian Mist, and Collingwood. We believe that these adjustments allow for us to better understand our underlying results on a comparable basis.

•
“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.

•
“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of changes in distributor inventories on changes in certain line items of the statements of operations. For each period compared, we use volume information from our distributors to estimate the effect of distributor inventory changes in certain line items of the statements of operations. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in certain line items of the statements of operations and allows us to understand better our underlying results and trends.

•	“Chambord impairment.” During fiscal 2020, we recognized a non-cash impairment charge of $13 million for our Chambord brand name.
We use the non-GAAP measures “underlying change” to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the board of directors, stockholders, and the investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

When we provide guidance for underlying change for certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, including the estimated net change in distributor inventories and foreign exchange, each of which could have a significant impact to our GAAP income statement measures.
Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by spirits category. Below, we define aggregations used in this press release.
Geographic Aggregations.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2020 net sales. In addition to markets that are listed by country name, we include the following aggregations:

•
“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our largest developed international markets are the United Kingdom, Germany, Australia, and France. This aggregation represents our net sales of branded products to these markets.

•
“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our largest emerging markets are Mexico, Poland, and Russia. This aggregation represents our net sales of branded products to these markets.

•	“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military regardless of customer location.

•	“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Brand Aggregations.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2020 net sales. In addition to brands that are listed by name, we include the following aggregations:

•
“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs, ready-to-drink (RTD), and ready-to-pour products (RTP). The brands included in this category are the Jack Daniel's family of brands, Woodford Reserve family of brands (Woodford Reserve), GlenDronach, BenRiach, Glenglassaugh, Old Forester (family of brands), Slane Irish Whiskey, and Coopers’ Craft. Also includes the Early Times, Canadian Mist, and Collingwood brands, which we divested on July 31, 2020.

•	“American whiskey” includes the Jack Daniel’s family of brands, premium bourbons (defined below), super-premium American whiskey (defined below), and Early Times.

◦
“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s RTD and RTP products (JD RTD/RTP), Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Sinatra Select, Jack Daniel’s No. 27 Gold Tennessee Whiskey, and Jack Daniel’s Bottled-in-Bond.

◦
“Jack Daniel’s RTD and RTP” products include Jack Daniel’s & Cola, Jack Daniel’s Country Cocktails, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Double Jack, Gentleman Jack & Cola, Jack Daniel’s Lynchburg Lemonade, Jack Daniel’s American Serve, Jack Daniel’s Tennessee Honey RTD, Jack Daniel’s Berry, Jack Daniel’s Cider, Jack Daniel’s Whiskey & Seltzer, and the seasonal Jack Daniel’s Winter Jack RTP.

◦	“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.

◦	“Super-premium American whiskey” includes Woodford Reserve, JDSB, Gentleman Jack, JDTR, Jack Daniel’s Sinatra Select, and Jack Daniel’s No. 27 Gold Tennessee Whiskey.

•	“Tequila” includes el Jimador, Herradura family of brands (Herradura), New Mix, Pepe Lopez, and Antiguo.

•	“Vodka” includes Finlandia.

•	“Wine” includes Korbel Champagne and Sonoma-Cutrer wines.

•	“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Other Metrics.

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“Depletions.” We generally record revenues when we ship our products to our customers. “Depletions” is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, “depletions” means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do. In this document, unless otherwise specified, we refer to “depletions” when discussing volume.

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“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink or ready-to-pour brands to a parent spirits brand. “Drinks-equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by 5.

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“Consumer takeaway.” When discussing trends in the market, we refer to consumer takeaway, a term commonly used in the beverage alcohol industry. Consumer takeaway refers to the purchase of product by consumers from retail outlets, including products purchased through e-premise channels, as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric. We believe consumer takeaway is a leading indicator of how consumer demand is trending.